Exhibit 10.12

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”), is entered into as of November 22, 2005 by and among Accellent Holding Corp., a Delaware corporation (the “Company”), Bain Capital Integral Investors, LLC (“Bain”), BCIP TCV, LLC (“BCIP”) and Accellent Holding LLC, a Delaware limited liability company (the “KKR Investor”).

RECITALS

WHEREAS, Accellent Acquisition Corp., a Delaware corporation (“AAC”), and Accellent Inc., a Delaware corporation, have entered into that certain Agreement and Plan of Merger dated as of October 7, 2005 (the “Merger Agreement”), pursuant to which a wholly owned subsidiary of AAC will merge (the “Merger”) with and into Accellent Inc. with Accellent Inc. continuing as the surviving corporation after the merger;

WHEREAS, pursuant to the terms of the Merger Agreement, AAC will acquire 100% of the outstanding shares of common stock, par value $.01 per share, of Accellent Inc. (the “Common Stock”);

WHEREAS, at the effective time of the Merger, the Company will own 100% of AAC, AAC will own 100% of Accellent Inc., and  (i) the KKR Investor and (ii) Bain and BCIP (taken together) will collectively own 75%  and 25%, respectively, of the aggregate outstanding shares of Common Stock of the Company held by Bain, BCIP and the KKR Investor; and

WHEREAS, Bain, BCIP, the KKR Investor and the Company wish to enter into this Agreement providing for certain rights and obligations of Bain, BCIP the KKR Investor and the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

Affiliate:  When used with respect to a specified Person, another Person that, either directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

Bain:  Bain Capital Integral Investors, LLC; provided, that at such time as Bain and its Affiliates own no shares of Common Stock, for all purposes of this Agreement other than Section 5(a), “Bain” shall mean the Bain Holder holding the greatest percentage of Bain Shares, so long as such Bain Holder holds at least 10% of the shares of Common Stock held by Bain at the effective time of the Merger (as appropriately adjusted for stock splits, reverse stock splits, recapitalization and similar transactions).  Under no circumstances will any person other than Bain Capital Integral Investors LLC have any rights under Section 5(a).

Bain Holder: Bain, BCIP and any Person to whom Bain or BCIP transfers shares of Common Stock and any transferee thereof, in either case who is required by this Agreement to be bound by the provisions of this Agreement.

Bain Shares:  As of any date of determination, the shares of Common Stock then held by the Bain Holders.

Board:  The Board of Directors of the Company.

Exempt Transaction:  Has the meaning set forth in Section 2(c) hereof.

KKR Affiliate:  With respect to the KKR Investor shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the KKR Investor.

KKR Holder:  The KKR Investor and any Person to whom the KKR Investor transfers shares of Common Stock and any transferee thereof, in either case who is required by this Agreement to be bound by the provisions of this Agreement.

KKR Shares:  As of any date of determination, the shares of Common Stock then held by the KKR Holders.

Person:  An individual, partnership, limited liability company, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

Private Sale:  Any sale of securities other than a sale made in a public distribution pursuant to an effective registration statement under the Securities Act.

Public Offering:  Any sale of the issued and outstanding shares of Common Stock made in a public distribution pursuant to an effective registration statement under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or any similar or successor forms).

Securities Act:  The Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

2.             (a)  ”Tag-Along” Right With Respect to Private Sales by KKR Holders.  (i)  Private Sales of Shares by KKR Holders.  Subject to the last sentence of Section 3(a), with respect to any proposed Private Sale of any KKR Shares by a KKR Holder or KKR Holders (collectively, for purposes of this Section 2, the “KKR Holder”) during the term of this Agreement to a Person (a “Proposed Purchaser”), other than pursuant to an Exempt Transaction (as defined in Section 2(c)), Bain and the other Bain Holders (collectively, for purposes of this Section 2, “Bain”) shall have the right and option, but not the obligation, to participate in such sale, on the same terms and subject to the same conditions as the sale by the KKR Holder, for the number of Bain Shares owned by Bain equaling the number derived by multiplying the total number of KKR Shares which the KKR Holder proposes to sell (the “Proposed Number of Shares”) by a fraction, the numerator of which is the total number of Bain Shares held by Bain and the denominator of which is the sum of (A) the total number of Bain Shares, (B) the total number of KKR Shares, and (C) the total number of shares of Common Stock (determined on a fully diluted basis) owned by Persons entitled to the benefits of any other “tag-along” rights arising as a result of such sale (“Other Tag Shares”).  Any transfer by the stockholders of a KKR Holder of any interests in such KKR Holder shall for purposes of this Section 2 be deemed to be a transfer of a proportionate number of the KKR Shares held by such KKR Holder.

(ii)           Notices.  The KKR Holder shall notify, or cause to be notified, Bain in writing of each proposed Private Sale subject to Section 2(a)(i) above.  Such notice shall set forth:  (A) the Proposed Number of Shares, (B) the name and address of the Proposed Purchaser, (C) the proposed amount of consideration, the material terms and conditions of such sale (and if the proposed consideration is not cash, the notice shall describe the terms of the proposed consideration) and the proposed closing date of such sale, (D) the total number of KKR Shares and the total number of shares of Common Stock (determined on a fully diluted basis) owned by Persons entitled to the benefits of any other “tag-along” rights arising as a result of such sale and (E) that the Proposed Purchaser has been informed of the “tag-along” right provided for in this Section 2(a) and has agreed to purchase Bain Shares held by Bain in accordance with the terms hereof.  The “tag-along” right may be exercised by Bain by delivery of a written notice from Bain to the KKR Holder (the “Tag-Along Notice”) within 15 days following receipt of the notice specified in the preceding sentence.  The Tag-Along Notice shall state the amount of Bain Shares that Bain proposes to include in such sale to the Proposed Purchaser.  If Bain delivers a Tag-Along Notice to the KKR Holder, Bain shall (A) prior to closing of any such sale, execute and deliver (or cause to be executed and delivered) any purchase agreement or other documentation required by the Proposed Purchaser to consummate the sale (including without limitation all legal opinions, cross-receipts and certificates), which purchase agreement and other documentation shall be on terms substantially identical to those executed by the KKR Holder (it being understood that Bain shall only be required to participate severally on a pro rata basis (based on the number of shares of Common Stock to be sold) in any indemnification or other obligations that the KKR Holder agrees to provide in connection with such sale (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Common Stock and authority to enter into such agreement, in which case only such stockholder shall be liable), and (B) at the closing of any such sale, deliver to the Proposed Purchaser the certificate or certificates representing the Bain Shares to be sold pursuant to such sale by Bain, duly endorsed for transfer with signatures guaranteed, against receipt of the purchase price thereof.

(iii)          Number of Shares to be Sold.  If a Tag-Along Notice is received pursuant to Section 2(a)(ii), Bain shall be permitted to sell to the Proposed Purchaser up to the number of Bain Shares determined as set forth in Section 2(a)(i) above (the “Proposed Bain Shares”), and the KKR Holder shall be permitted to sell to the Proposed Purchaser up to a number of shares of

Common Stock (the “Proposed KKR Shares”) equal to the Proposed Number of Shares multiplied by a fraction, the numerator of which is the total number of KKR Shares held by the KKR Holder, and the denominator of which is the sum of the total number of Bain Shares, KKR Shares, and Other Tag Shares; provided that the KKR Holder and Bain shall each have the right to sell a number of additional shares of Common Stock up to the excess of the Proposed Number of Shares over the sum of the number of Proposed KKR Shares and Proposed Bain Shares and the number of Other Tag Shares being sold in such transaction pursuant to other tag-along rights arising as a result of such sale, if the Proposed Purchaser wants to purchase such additional shares.  If both the KKR Holder and Bain desire to sell such additional shares to the Proposed Purchaser, the number of such additional shares of Common Stock to be sold by each of Bain and the KKR Holder shall be determined on a pro rata basis based on the total number of shares owned by the KKR Holder and its Affiliates on the one hand and Bain and its Affiliates on the other hand.  If no Tag-Along Notice is received by the KKR Holder pursuant to Section 2(a)(ii), the KKR Holder shall have the right to sell to the Proposed Purchaser up to the Proposed Number of Shares on terms and conditions no more favorable in any material respect to the KKR Holder than those stated in the Tag-Along Notice within 90 days after the expiration of the notice period.  Any securities not transferred during such 90-day period shall again be subject to the tag-along rights pursuant to the terms of this paragraph.

(b)           Piggyback Registration Rights With Respect to Public Sales by KKR Holders.  (i)  Public Offering of Shares by KKR Holders.  With respect to any proposed Public Offering of any KKR Shares by a KKR Holder during the term of this Agreement, Bain shall have the right and option, but not the obligation (and subject to the cutback provisions in Section 2(b)(iii) below), to participate in such public distribution on the same terms and subject to the same conditions as the sale by the KKR Holder for up to a maximum number of Bain Shares equal to the product of (x) the total number of Bain Shares and (y) a fraction, the numerator of which is the number of KKR Shares requested to be registered in the Public Offering and the denominator of which is the total number of KKR Shares.

(ii)           Notices.  The KKR Holder shall notify, or cause to be notified, Bain in writing (a “Notice”) of each proposed Public Offering (a “Proposed Registration”).  Such notice may be given before the filing of such registration statement and need not specify any price or other terms or conditions of such sale.  If within 10 days of the delivery of such Notice to Bain, the KKR Holder receives from Bain a written request (a “Request”) to register shares of Common Stock held by Bain (which Request will be irrevocable), shares of Common Stock will be so registered as and to the extent provided in this Section 2(b) if KKR Shares are so registered.  If Bain delivers a Request to the KKR Holder, Bain will participate in such public distribution, if any, at the same price and on the same terms and conditions as the KKR Holder, which price and other terms and conditions will be determined on behalf of the KKR Holder and Bain by the KKR Holder in its sole discretion (after reasonable consultation with Bain if at such time Bain is entitled to information rights pursuant to either sentence of Section 5(b)).  Nothing in this Agreement shall create any obligation on the part of the KKR Holder to cause a registration statement to become effective under the Securities Act or to sell any shares of Common Stock pursuant to an effective registration statement under the Securities Act.

(iii)          Number of Shares to be Sold.  If a registration pursuant to this Section 2(b) involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Common Stock requested to be included in such registration exceeds the number of shares of Common Stock which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Common Stock offered in such offering as contemplated by the Company or that the inclusion of additional selling stockholders is likely to have such an adverse effect, then the Company will include in such registration (A) the number of shares of Common Stock held by Bain equal to the number derived by multiplying the total number of shares which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above (the “Piggyback Aggregate Registration Number”) by a fraction, the numerator of which is the total number of Bain Shares held by Bain and the denominator of which is the sum of (i) the total number of Bain Shares, (ii) the total number of KKR Shares, and (iii) the total number of shares of Common Stock (determined on a fully diluted basis) held by Persons entitled to the benefits of any other piggyback registration rights arising as a result of such registration (“Other Piggyback Shares”) and (B) the number of shares of Common Stock held by the KKR Holder equal to the Piggyback Aggregate Registration Number multiplied by a fraction, the numerator of which is the total number of KKR Shares and the denominator of which is the sum of (i) the total number of Bain Shares, (ii) the total number of KKR Shares, and (iii) the total number of Other Piggyback Shares; provided that if the Piggyback Aggregate Registration Number is in excess of the number of KKR Shares and Bain Shares determined under clauses (A) and (B) above together with the number of Other Piggyback Shares to be included in such registration pursuant to other piggyback registration rights arising as a result of such registration, then the Company shall also include in such registration a number of additional KKR Shares and Bain Shares equal to such excess, which shall be allocated between Bain and the KKR Holder on a pro rata basis based on the total number of shares owned by the KKR Holder and its Affiliates on the one hand and Bain and its Affiliates on the other hand; and provided further that in the event the aggregate number of shares of Common Stock to be sold in any such public distribution is increased or decreased, then the number of Bain Shares which Bain shall sell in such public distribution shall be increased or decreased by the product of (i) the number of shares of Common Stock by which the total number of shares of Common Stock in such public distribution is increased or decreased and (ii) a fraction the numerator of which equals the number of Bain Shares held by Bain originally so registered and the denominator of which is the total number of shares of Common Stock originally so registered.

(iv)          Intentionally Omitted.

(v)           Holdback Agreement.  (A) In connection with the initial Public Offering, Bain agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 (or any successor provision) under the Securities Act, of any shares of Common Stock (other than dispositions made pursuant to the piggyback registration rights described in this Section 2(b)), 180 days (or such lesser period as the managing underwriters may permit) after the effective date of such registration, and (B) in connection with each subsequent Public Offering, Bain agrees not to effect any public sale or distribution, including any sale pursuant to Rule 144 (or any successor provision) under the Securities Act, of any shares of Common Stock (other than dispositions made pursuant to the piggyback registration rights described in this Section 2(b), within 30 days before and a number of days after to be determined by the managing underwriter and the KKR Investor; provided however, that notwithstanding the restrictions set forth in clauses (A) and (B) above, in no event will Bain be subject to restrictions on sale in connection with any Public Offering that are more restrictive than those applicable to the KKR Investor for each such Public Offering.

(vi)          Additional Agreements.  Bain agrees that it will execute and deliver or cause to be executed and delivered such other agreements and other documents (such as legal opinions, cross-receipts and certificates) as the KKR Holder itself is delivering or as the KKR Holder may otherwise reasonably request to implement the provisions of this Section 2(b); provided that such additional agreements will be on terms and conditions reasonably acceptable to Bain (it being understood that Bain shall not be required to make any representations or warranties to the Company or the underwriters or any other Person (other than representations and warranties regarding Bain and its intended method of distribution) nor to undertake any indemnification obligations to the Company or any other Person with respect thereto, except as described in clause (vii) below).

(vii)         Indemnification.

(A)          With respect to any proposed Public Offering in which a Bain Holder is participating pursuant to the terms of this Agreement, the Company will, and it hereby does, indemnify and hold harmless, to the extent permitted by law, the seller of any Bain Shares covered by such registration statement, each controlling Affiliate of such seller and their respective directors and officers, members or general and limited partners (including any director, officer, affiliate, employee, agent and controlling Person of any of the foregoing) (collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and the Company will reimburse such Indemnified Party for any legal or any other expenses reasonably incurred by it in connection with investigating or defending against any such loss, claim, liability, action or proceeding; provided that the Company shall not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller specifically stating that it is for use in the preparation thereof; and provided, further, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of Bain Shares or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, under the indemnity agreement in this clause (vii) with respect to any preliminary prospectus or the final prospectus or the final prospectus as amended or supplemented, as the case may be, to the extent that any such loss, claim, damage or liability of such underwriter or controlling Person results from the fact that such underwriter sold such securities to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter.  For purposes of the last proviso to the immediately preceding sentence, the term “prospectus” shall not be deemed to include the documents, if any, incorporated therein by reference, and no Person who participates as an underwriter in the offering or sale of Bain Shares or any other Person, if any, who controls such underwriter within the meaning of the Securities Act, shall be obligated to send or give any supplement or amendment to any document incorporated by reference in any preliminary prospectus or the final prospectus to any person other than a person to whom such underwriter had delivered such incorporated document or documents in response to a written request therefor.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any Indemnified Party and shall survive the transfer of such securities by such seller.

(B)           In connection with any registration statement in which a Bain Holder or KKR Holder is participating, each such holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law.  The Company will require, as a condition to including any Bain Shares or KKR Shares, as applicable, in any registration statement filed in accordance with this Agreement, that the Company shall have received an undertaking reasonably satisfactory to it from the prospective seller of such Bain Shares or KKR Shares or any underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in clause (vii)(A)) the Company and all other prospective sellers with respect to any untrue statement or alleged untrue statement in or omission or alleged omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or underwriter specifically stating that it is for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the prospective sellers, or any of their respective affiliates, directors, officers or controlling Persons and shall survive the transfer of such securities by such seller.  In no event shall the liability of any selling Bain Holder of Bain Shares or KKR Holder of KKR Shares hereunder be greater in amount than the dollar amount of the proceeds received by such Bain Holder or KKR Holder, as applciable, upon the sale of the securities under such registration statement giving rise to such indemnification obligation.

(C)           In the event the Company’s indemnification hereunder is unenforceable or otherwise unavailable to an indemnified holder for any reason, the Company also agrees to make such provisions, as are reasonably requested by the Indemnified Party, for contribution to such party.  The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party and shall survive the transfer of securities.

(D)          Indemnification similar to that specified in the preceding provisions of this clause (vii) (with appropriate modifications) shall be given by the Company and each seller of Bain Shares and KKR Shares with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.  The obligations of the parties under this clause (vii) shall be in addition to any liability which any party may otherwise have to any other party.  To the extent that any Bain Holder or KKR Holder has any additional rights to indemnification in connection with any proposed Public Offering, each other Bain Holder and KKR Holder participating in such Public Offering shall be entitled to their pro rata share of such additional rights, if any.

(c)           Exempt Transaction Defined.  As used herein, the term “Exempt Transaction” shall mean (i) sales by a KKR Holder to any KKR Affiliates (other than the Company or any of its subsidiaries), (ii) sales by a KKR Holder pursuant to Rule 144 (or any successor provision) under the Securities Act to a Person who is not a KKR Affiliate, (iii) transfers by a KKR Holder to its partners or members (and any subsequent sales by such partners or members) in the form of dividends or distributions (whether upon liquidation or otherwise), or (iv) sales by a KKR Holder made in a Public Offering; provided that in the case of clauses (i) and (iii) above that such buyer or member agrees in writing to be bound by the provisions of this Agreement, including this paragraph (c).

3.             “Drag-Along” Right with Respect to Bain Shares.  (a)  In the event that the KKR Holders determine, during the term of this Agreement, to transfer more than 50% of the KKR Shares to a Proposed Purchaser not affiliated with the KKR Holders, other than in an Exempt Transaction (a “Drag-Along Sale”), then upon the request of the KKR Holders, Bain and the other Bain Holders (collectively, for purposes of this Section 3, “Bain”) will transfer to such Proposed Purchaser at the same price and upon the same terms and conditions as such transfer by the KKR Holders the number of Bain Shares equaling the number derived by multiplying the total number of Bain Shares owned by Bain by a fraction, the numerator of which is the total number of KKR Shares that the KKR Holder has determined to transfer to such Proposed Purchaser and the denominator of which is the total number of KKR Shares.  In the event that the

KKR Holders have signed an agreement (a “Transaction Agreement”), with respect to KKR Shares, to vote in favor of or tender in connection with a business combination transaction entered into by the Company, then, upon the request of the KKR Holders, Bain will execute a Transaction Agreement with the same terms and conditions as the Transaction Agreement signed by the KKR Holders (subject to clause (i) of the third sentence of Section 3(b) below). In the event that both Sections 2(a) and 3 hereto apply to a single transaction, the “drag-along” rights set forth in this Section 3 will have priority over the “tag-along” rights set forth in Section 2(a) above, and the “tag-along” rights set forth in Section 2 will become exercisable by the Bain following a determination by the KKR Holders not to exercise their rights under this Section 3.

(b)           Notice.  Prior to making any Drag-Along Sale, the KKR Holders shall, if they determine in their sole discretion that Bain should participate in such transfer, provide Bain written notice (the “Drag-Along Notice”) not less than 5 business days prior to the proposed date of the Drag-Along Sale (the “Drag-Along Sale Date”).  The Drag-Along Notice shall set forth:  (i) the name and address of the Proposed Purchaser; (ii) the number of shares of Common Stock to be sold to the Proposed Purchaser, (iii) the proposed amount and form of consideration to be paid per share of Common Stock and the material terms and conditions of the transfer; (iv) the Drag-Along Sale Date and the date upon which Bain shall deliver to the KKR Holders the certificates representing the Bain Shares, duly endorsed, and the power of attorney referred to below; and (v) that the Proposed Purchaser has been informed of the Drag-Along Sale rights and has agreed to purchase the Bain Shares held by Bain in accordance with the terms hereof.  Bain shall (i) prior to closing of any such transfer, execute any purchase agreement or other documentation required by the Proposed Purchaser to consummate the transfer, which purchase agreement and other documentation shall be on terms substantially identical to those executed by the KKR Holders and in form and substance reasonably satisfactory to Bain (it being understood that Bain shall only be required to participate severally on a pro rata basis (based on the number of shares of Common Stock to be sold) in any indemnification or other obligations that the KKR Holder agrees to provide in connection with such sale (other than any such obligations that relate solely to a particular stockholder, such as indemnification with respect to representations and warranties given by a stockholder regarding such stockholder’s title to and ownership of Common Stock and authority to enter into the agreement, in which case only such stockholder shall be liable), and (ii) at the closing of any such transfer, deliver to the Proposed Purchaser the certificate or certificates representing the Bain Shares, duly endorsed for transfer with signatures guaranteed, against receipt of the purchase price thereof.  Prior to entering into a Transaction Agreement, the KKR Holders shall, if they determine in their sole discretion that Bain should execute a Transaction Agreement, provide Bain with written notice (the “Transaction Agreement Notice”) not less than 5 business days prior to the proposed date of the execution of the Transaction Agreement (the “Transaction Agreement Date”).  The Transaction Agreement Notice shall set forth:  (i) the name and address of the counter-parties to the Transaction Agreement; (ii) the proposed form of Transaction Agreement; and (iii) the material terms and conditions of the business combination with the Company to which the Transaction Agreement relates.  Bain shall, at the signing and closing of such Transaction Agreement, execute and deliver all other documentation required by such Transaction Agreement, which documents shall be on terms substantially identical to those executed by the KKR Holder and in form and substance reasonably satisfactory to Bain (subject to clause (i) of the third sentence of this Section 3(b)).

(c)           Conditions.  Bain’s obligations under this Section 3 to participate in any Drag-Along Sale are subject to the satisfaction of the following conditions: (i) upon the consummation of the Drag-Along Sale, Bain shall be entitled to receive the same form and amount of consideration with respect to each share of each class of Company securities to be sold by Bain in such Drag-Along Sale as received by each other KKR Holder holding such class of Company securities, and (ii) if any KKR Holder holding a class of Company securities held by Bain is given an option as to the form and amount of consideration to be received, Bain shall be given the same option.

(d)           Effect of Drag-Along Sale.  If Bain receives its proportionate share of the purchase price from a Drag-Along Sale, but have failed to deliver certificates representing its shares of Common Stock as described in this Section 3, they shall for all purposes be deemed no longer to be stockholders of the Company, shall have no voting rights, shall not be entitled to any dividends or other distributions with respect to the Common Stock held by them, and shall have no other rights or privileges granted to stockholders under law or this Agreement, in each case solely with respect to the shares of Common Stock required to be transferred by Bain in such Drag-Along Sale pursuant to this Section 3.

4.             Preemptive Rights on Certain Issuances. (a)  If at any time the Company proposes to sell or issue to the KKR Holders, or any of their Affiliates, for cash any shares of Common Stock, any shares of any other class of common stock, preferred stock or other equity securities (collectively, “Equity Securities”), any other class of debt or equity securities of the Company convertible into, or exchangeable or exercisable for, Equity Securities, any options, warrants or other rights to acquire Equity Securities, or any notes, debt securities, or other indebtedness of the Company (collectively, “Company Interests”), the Company shall grant to Bain the right to purchase (which right to purchase shall be assignable by Bain to any Bain Holder who is a party to this Agreement) at the same price and upon the same terms and conditions as such sale or issuance to the KKR Holders or such Affiliates the number of Company Interests equaling the number derived by multiplying the total number of such Company Interests proposed to be sold or issued to the KKR Holders or such Affiliates by a fraction, the numerator of which is the number of Bain Shares held by Bain and the other Bain Holders and the denominator of which is the aggregate number of outstanding shares of Common Stock held by the Bain Holders and the KKR Holders (the “Allocated Company Interests”).  The purchase right provided in this Section 4(a) (the “Purchase Right”) shall apply at the time of issuance of any right, warrant or option or convertible or exchangeable security and there shall be no additional Purchase Right upon the conversion, exchange or exercise of any such security.

(b)           The Company shall give written notice of a proposed issuance or sale described in Section 4(a) to Bain not less than 10 business days prior to the proposed issuance or sale.  Such notice (the “Issuance Notice”) shall set forth the material terms and conditions of such proposed sale or issuance and the number of Company Interests proposed to be sold or issued.  At any time during the 10-day period following the receipt of an Issuance Notice, Bain shall have the right to irrevocably elect to purchase all or a portion of the number of the Allocated Company Interests as determined pursuant to, and in accordance with, Section 4(a) and upon the other terms and conditions specified in the Issuance Notice by delivering a written notice to the Company.  Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice.  The closing of any purchase by Bain may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to obtain required governmental approvals and other required approvals and the Company and Bain shall each use its commercially reasonable efforts to obtain such approvals.

(c)           If Bain fails to exercise fully the Purchase Right within the period described above, the Company shall be free to complete the proposed issuance or sale of the Company Interests described in the Issuance Notice to the KKR Holders with respect to which Bain failed to exercise the option set forth in this Section 4 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of securities to be issued or sold by the Company may be reduced) within 90 days following the expiration of such period.  Any securities offered or sold by the Company after such 90-day period must be re-offered to Bain pursuant to the terms of this paragraph.

5.                                       Other Rights.  (a)  Election of Director.

(i)            From and after the date of this Agreement and until the provisions of this Section 5(a) cease to be effective, each KKR Holder and each Bain Holder shall vote all shares of Common Stock and any other voting securities of the Company over which such holder has voting control and shall take all other necessary or desirable actions within such holder’s control (whether in such holder’s capacity as a stockholder, director, member of a board committee, officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary or desirable actions within its control (including nominating directors, and calling special Board and stockholder meetings), in order to give effect to the provisions of this Section 5(a).

(ii)           So long as Bain and its Affiliates own in the aggregate at least 10% of the outstanding shares of Common Stock or at least 50% of the shares of Common Stock held by Bain and its Affiliates at the effective time of the Merger (as appropriately adjusted for stock splits, reverse stock splits, recapitalization and similar transactions), then one representative designated by Bain who is reasonably acceptable to the Company and the KKR Holders (it being understood that any executive of Bain or its Affiliates will be considered reasonably acceptable) shall be elected to the Board (the “Bain Director”).  So long as Bain is entitled to nominate a director pursuant to the preceding sentence, each Bain Holder shall vote all Bain Shares in favor of any director for election to the Board that is nominated by or on behalf of KKR.

(iii)          So long as Bain is entitled to nominate a director pursuant to the preceding paragraph, and only prior to the initial Public Offering, Bain shall also be entitled to have the Bain Director serve on the board of directors (or comparable governing body) of each of the Company’s direct or indirect subsidiaries where a KKR designee also serves, and to serve as a member of any executive, compensation or other committee of the Board or any subsidiary board where a KKR designee also serves.  All rights pursuant to this clause (iii) shall automatically terminate upon an initial Public Offering.

(iv)          The Bain Director will be removed from the Board or a subsidiary board or a committee thereof, with or without cause, at the written request of Bain, but only upon such written notice and under no other circumstances.  In the event of such removal, or if the Bain Director dies, resigns, or otherwise ceases to serve for any reason, Bain will have the right to designate another Bain Director to fill such vacancy in accordance with clause (ii) above.

(b)           Information Rights.  During the period of time when Bain is entitled to nominate a director pursuant to the terms of Section 5(a) above, the Company will provide to the Bain internal Board materials and Board books and any other financial or other information or materials concerning the Company and its subsidiaries distributed to the members of the Board or to any other stockholder of the Company, subject to Bain entering into customary confidentiality agreements with respect to such materials.  If Bain is not entitled to so nominate a director and there has not occurred a Public Offering, Bain shall be entitled to quarterly management or similar reports (subject to customary confidentiality arrangements), including quarterly and annual financial statements and budgets for the Company and its subsidiaries, for so long as Bain and its Affiliates hold at least 10% of the shares of Common Stock held by Bain at the effective time of the Merger (as appropriately adjusted for stock splits, reverse stock splits, recapitalization and similar transactions).

(c)           Confidentiality.  The Bain Holders and the KKR Holders each agree to hold any information not generally available to the public concerning the Company that it receives pursuant to its rights under this Agreement or otherwise in its capacity as a stockholder or director in strict confidence and agrees not to disclose such information to any party (other than to its employees, partners, members, attorneys, accountants, advisors, and other representatives (and in the case of Bain, to the other Bain Holders), or as required by applicable law or court order). In addition, the Bain Holders and the KKR Holders each agree not to purchase any equity or debt securities of the Company unless such purchase complies with the Securities Act and the rules and regulations thereunder and the state securities laws of any applicable state.

(d)           Minority Protections.  For so long as Bain is entitled to information rights pursuant to either sentence of Section 5(b), without the prior written consent of Bain, the Company will not, and will not permit any of its subsidiaries to, enter into, make or modify any transaction, contract or agreement with the KKR Holders or any of their Affiliates (an “Affiliate Transaction”) unless such Affiliate Transaction is on terms that are not materially less favorable to the Company or its relevant subsidiary than those that would have been obtained in a comparable transaction with an unrelated Person on an arm’s-length basis; provided, that the term “Affiliate Transaction” shall not include this Agreement or the monitoring letter agreement dated as of the date hereof between the company and Kohlberg Kravis Roberts & Co. L.P. (as the terms of such agreement are in effect as of the date hereof).  The Company and the KKR Holders agree that, without the prior written consent of Bain, the Company will not make any amendment to its certificate of incorporation that would result in the Bain Holders and the KKR Holders ceasing to hold the identical class of Common Stock, or that would change any of the terms, conditions, rights, or preferences of the Bain Shares in any manner different from the terms, conditions, rights, and preferences of the KKR Shares.

6.             Transfer.  (a)  Subject to the remainder of this Section 6(a) and Section 2(b), Bain and the Bain Holders (collectively, for purposes of this Section 6, “Bain”) may transfer, sell, assign, pledge, hypothecate or otherwise dispose of (“Transfer”) any of its shares of Common Stock; provided that Bain may Transfer its shares of Common Stock in a Private Sale only (i) pursuant to the tag-along or drag-along rights under Sections 2 and 3 hereof, (ii) in a transfer to any Affiliate of Bain, (iii) in a sale to the public pursuant to Rule 144 (or any successor provision) under the Securities Act after a Public Offering, (iv) in a transfer to its partners or members in the form of dividends or distributions (whether upon liquidation or otherwise), or (v) in a sale to any other transferee (which transferee under clause (v) must be acceptable to the KKR Investor if such transfer either (A) occurs prior to the initial Public Offering or (B) would, immediately after such Transfer, result in any Person or group of related Persons not Affiliates of Bain owning, in the aggregate, greater than 9.9% of the Company’s outstanding Common Stock).  In the case of a transfer pursuant to clause (iv) above prior to the initial Public Offering or pursuant to clauses (ii) or (v) above at any time, the transferee thereof will agree in writing reasonably satisfactory to the KKR Investor and the Company to be bound by the provisions of this Agreement.  No Transfer may be permitted if, as a result of such Transfer, the Company would become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(b)           Bain agrees not to offer or Transfer any of its shares of Common Stock unless such offer or Transfer complies with the Securities Act and the rules and regulations thereunder and the state securities laws of any applicable state.

(c)           Notwithstanding anything to the contrary set forth in this Agreement, no transferee of Bain will acquire any rights under Section 5(a) of this Agreement.

(d)           Any transfer by the stockholders of a Bain Holder of any interests in such Bain Holder shall be deemed to be a transfer of a proportionate number of the Bain Shares held by such Bain Holder.

7.             Miscellaneous.  (a)  Non Competition.  (i)  Each of the KKR Investor and Bain agrees on their own behalf and on behalf of their respective affiliated private equity investment funds (which shall not include any Affiliate that invests primarily in debt securities or in publicly traded securities and which Affiliate does not receive confidential information concerning the Company pursuant to Section 5(b) above) that during the Noncompete Period (as defined below), such Person shall not, directly or indirectly, own or acquire any equity ownership or profit participation interest (other than an ownership position of less than 10% in any company whose shares of stock are publicly traded) in any business which derives either (i) more than 35% of its annual consolidated revenues or (ii) more than $100 million of annual consolidated revenues (calculated as of the end of the most recent fiscal year), from the provision of outsourced manufacturing services to the medical device industry (other than the assembly or manufacture of electronic components or equipment); provided, that a Person may acquire a corporation or other entity that exceeds the revenue test in clause (ii) but not clause (i), so long as such Person shall within six months after the consummation of such transaction divest a portion of the business of such corporation or other entity such that the pro forma annual consolidated revenues after giving effect to such acquisition would be less than $100 million.  Notwithstanding anything in this Section 7 to the contrary, each of the KKR Investor and Bain and their respective affiliated investment funds may continue to directly or indirectly own interests in any business currently held by such Person (regardless of the amount of such Person’s current investment in such business), including making additional investments in such business.  “Noncompete Period” with respect to any Person shall mean the date hereof through the earlier of (A) the first date on which such Person both (x) owns less than 10% of the outstanding common stock of the Company and (y) no longer has the right (or has validly and irrevocably waived the right) to nominate a director for election to the Board of the Company pursuant to this Agreement and (B) the date that is six months after such Person no longer has the right (or has validly and irrevocably waived the right) to nominate a director for election to the Board of the Company pursuant to this Agreement.

(i)            Notwithstanding paragraph (i) above, if at any time a court holds that the restrictions stated in such paragraph (i) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.

(c)           Representation and Warranty.  As of the date hereof, Bain owns, of record or beneficially, no shares of Common Stock or securities convertible or exchangeable for shares of Common Stock, other than the Bain Shares subject to this Agreement.

(d)           Assignment, Binding Effect, Subsequent Agreement.  This Agreement shall not be assignable by the parties hereto, except to any Person who in connection with a transfer of KKR Shares or Bain Shares is required by this Agreement, in connection with such transfer, to agree to be bound by the provisions of this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, legatees, successors and permitted assigns.  In the event that prior to an initial Public Offering there is an initial public offering of common stock of a subsidiary of the Company, the Bain Holders and the KKR Holders agree to enter into an agreement with respect to any shares of common stock held by such Bain Holders and KKR Holders in such subsidiary, such agreement having the same terms, mutatis mutandis, as the terms of this Agreement.

(e)           Costs and Expenses.  The Company will pay or cause to be paid all reasonable out-of-pocket costs and expenses of any Bain Holder (including the reasonable fees and disbursements of legal counsel) arising in connection with the preparation, execution, and administration of this Agreement, including, without limitation:

(i)            reasonable out-of-pocket fees and expenses incurred by the Bain Holders (including the fees and disbursements of one legal counsel acting on behalf of the Bain Holders) in connection with any underwritten registration pursuant to Section 2(b) above;

(ii)           reasonable travel and other out-of-pocket expenses incurred by Bain or the Bain Director in connection with participation in meetings of the Board or any subsidiary board or any committee thereof;

(iii)          all out-of-pocket expenses incurred by Bain in connection with the maintenance of its books and records, preparation of tax returns and delivery of tax information to their partners and members relating to the Bain Shares;

(iv)          any filing with any governmental agency with respect to any Bain Holder’s investment in the Company or any other filing with any governmental agency with respect to the Company or its subsidiaries that mentions a Bain Holder; and

(v)           any amendments or waivers (whether or not the same become effective) under or in respect of this Agreement.

The Company agrees to indemnify and hold harmless the Bain Holders from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind which may be imposed upon, incurred by or asserted against them in any manner relating to or arising out of any litigation to which such Bain Holder is made a party in its capacity as a stockholder or owner of securities of the Company.  The Bain Holders shall also be entitled to any additional indemnification protections given by the Company to any KKR Holder in its capacity as a stockholder of the Company.

(f)            Amendments.  The provision of this Agreement, including the provisions of this sentence, may be amended, modified or supplemented only by a written instrument executed by (i) holders of at least a majority of the KKR Shares, (ii) holders of at least a majority of the Bain Shares and (iii) the Company.

(g)           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.  Each of the parties hereto agrees to submit to the jurisdiction of the state and federal courts within the City of New York in any action or proceeding arising out of or relating to this Agreement.

(h)           Interpretation.  The headings of the sections contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect the meaning or interpretation of this Agreement.

(i)            Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by telecopy or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address as any party to this Agreement shall specify by notice to the other parties:

(1)                                  If to the KKR Investor or a KKR Holder, to it in care of:

Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention:  Michael W. Michelson

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Sean D. Rodgers

(2)                                  If to Bain or any Bain Holder, to it in care of:
Bain Capital Partners LLC

111 Huntington Avenue

Boston, MA 02199
Attention:  Steve Barnes

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601

Attention:	Matthew E. Steinmetz, P.C.
Jeffrey W. Richards

(3)                                  If to the Company, to it in care of:

Accellent Inc.
200 West 7th Avenue
Collegeville, PA 19426-0992
Attention:  Ron Sparks

with a copy to:

Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025
Attention:  Michael W. Michelson

and

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Sean D. Rodgers

(j)            Waiver and Consent.  No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.  Each party hereto, in addition to being entitled to exercise all rights provided herein, in the charter or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  Each party hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(k)           Inspection.  Copies of this Agreement will be available for inspection or copying by any party at the offices of the Company through the Secretary of the Company.

(l)            Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

(m)          Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

(n)           Entire Agreement.  This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the rights of the Minority Investors herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matters.

(o)           Limited Liability.  Notwithstanding anything that may be expressed or implied in this Agreement, each KKR Holder and Bain, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any officer, agent or employee of any KKR Holder or Bain, against any partner or member of any KKR Holder or Bain or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by an officer, agent or employee of any KKR Holder or Bain or any partner or member of any KKR Holder or Bain or any director, officer, employee, partner, member, affiliate or assignee of any of the foregoing, as such for any obligations of any KKR Holder or Bain under this Agreement or any documents or instruments delivered in connection with this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first above written.

ACCELLENT HOLDINGS CORP.

By:	/s/ Michael W. Michelson
Name: Michael W. Michelson
Title: President

ACCELLENT HOLDINGS LLC

By:	/s/ Michael W. Michelson
Name: Michael W. Michelson
Title: President

BAIN CAPITAL INTEGRAL INVESTORS LLC

By Bain Capital Investors, LLC
Its administrative member

By:	/s/ John Connaughton
Name: John Connaughton
Title: Managing Director

BCIP TCV LLC

By Bain Capital Investors, LLC
Its administrative member

By:	/s/ John Connaughton
Name: John Connaughton
Title: Managing Director